Exhibit 99.3

EVOLV TECHNOLOGIES, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share amounts)

(Unaudited)

	June 30,	December 31,
	2021	2020
Assets
Current assets:
Cash and cash equivalents	$9,963	$4,704
Restricted cash	400	$-
Accounts receivable, net	2,799	1,401
Inventory	3,869	2,742
Current portion of commission asset	842	562
Prepaid expenses and other current assets	8,395	900
Total current assets	26,268	10,309
Commission asset, noncurrent	2,192	1,730
Property and equipment, net	17,552	9,316
Restricted cash, noncurrent	275	-
Long-term contract assets	239	-
Total assets	$46,526	$21,355

Liabilities, Convertible Preferred Stock and Stockholders' Deficit
Current liabilities:
Accounts payable	$9,798	$4,437
Accrued expenses and other current liabilities	5,493	3,727
Current portion of deferred revenue	3,769	3,717
Current portion of deferred rent	163	11
Current portion of financing obligation	-	227
Current portion of long-term debt	29,606	-
Total current liabilities	48,829	12,119
Deferred revenue, noncurrent	681	480
Common stock warrant liability	922	1
Derivative liability	20,206	1,000
Financing obligation, noncurrent	-	132
Long-term debt, noncurrent	18,548	16,432
Total liabilities	89,186	30,164
Commitments and contingencies (Note 16)

Convertible preferred stock; (Series A,A-1, B, and B-1), $0.001 par value; 207,390,039 shares authorized at June 30, 2021 and December 31, 2020; 204,703,793 shares issued and outstanding at June 30, 2021 and December 31, 2020; liquidation preference of $77,100 at June 30, 2021	75,877	75,877
Stockholders' deficit:
Common stock, $0.001 par value; 325,991,899 and 305,491,899 shares authorized at June 30, 2021 and December 31, 2020, respectively; 35,342,394 and 26,045,532 shares issued and outstanding at June 30, 2021 and December 31, 2020, respectively	35	26
Additional paid-in capital	11,435	9,169
Accumulated deficit	(130,007)	(93,881)
Stockholders' deficit	(118,537)	(84,686)
Total liabilities, convertible preferred stock and stockholders' deficit	$46,526	$21,355

The accompanying notes are an integral part of these consolidated financial statements.

EVOLV TECHNOLOGIES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(In thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
Revenue:	2021	2020	2021	2020
Product revenue	$2,452	$17	$4,954	$73
Subscription revenue	1,513	490	2,813	949
Service revenue	515	142	712	267
Total revenue	4,480	649	8,479	1,289
Cost of revenues:		-
Cost of product revenue	2,075	37	4,304	198
Cost of subscription revenue	861	364	1,456	702
Cost of service revenue	413	85	540	207
Total cost of revenue	3,349	486	6,300	1,107
Gross profit	1,131	163	2,179	182
Operating expenses:
Research and development	1,077	2,947	4,689	6,541
Sales and marketing	5,090	1,371	8,774	3,553
General and administrative	1,280	869	4,179	1,499
Total operating expenses	7,447	5,187	17,642	11,593
Loss from operations	(6,316)	(5,024)	(15,463)	(11,411)
Other expense:	-	-
Interest expense	3,255	80	5,702	123
Loss on extinguishment of debt	11,820	-	11,820	-
Change in fair value of derivative liability	795	-	2,220	-
Change in fair value of common stock warrant liability	185	-	921	-
Total other expense	16,055	80	20,663	123
Net loss and comprehensive loss attributable to common stockholders – basic and diluted	$(22,371)	$(5,104)	$(36,126)	$(11,534)
Net loss per share attributable to common stockholders – basic and diluted	$(0.71)	$(0.22)	$(1.22)	$(0.49)
Weighted average common shares outstanding – basic and diluted	31,540,397	23,568,291	29,593,131	23,491,518

The accompanying notes are an integral part of these consolidated financial statements.

EVOLV TECHNOLOGIES, INC.

CONSODLIDATED STATEMENTS OF CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS' DEFICIT

(In thousands, except share amounts)

(Unaudited)

	Convertible				Additional		Total
	Preferred Stock		Common Stock		Paid-in	Accumulated	Stockholders'
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balances at December 31, 2020	204,703,793	$75,877	26,045,532	$26	$9,169	$(93,881)	$(84,686)
Issuance of warrants to purchase common stock	-	-	-	-	1	-	1
Issuance of common stock upon exercise of stock options	-	-	4,137,451	4	451	-	455
Stock-based compensation expense	-	-	-	-	1,082	-	1,082
Net loss	-	-	-	-	-	(13,755)	(13,755)
Balances at March 31, 2021	204,703,793	75,877	30,182,983	30	10,703	(107,636)	(96,903)
Issuance of common stock upon exercise of stock options	-	-	5,159,411	5	197	-	202
Stock-based compensation expense	-	-	-	-	535	-	535
Net loss	-	-	-	-	-	(22,371)	(22,371)
Balances at June 30, 2021	204,703,793	$75,877	35,342,394	$35	$11,435	$(130,007)	$(118,537)

Balances at December 31, 2019	196,217,618	72,883	22,809,158	23	7,956	(66,489)	(58,510)
Issuance of Series B-1 convertible preferred stock, net of issuance costs of $106	8,486,175	2,994	-	-	-	-	-
Issuance of warrant to purchase common stock	-	-	-	-	45	-	45
Issuance of common stock upon exercise of stock options	-	-	744,710	1	66	-	67
Stock-based compensation expense	-	-	-	-	62	-	62
Net loss	-	-	-	-	-	(6,430)	(6,430)
Balances at March 31, 2020	204,703,793	75,877	23,553,868	24	8,129	(72,919)	(64,766)
Issuance of common stock upon exercise of stock options	-	-	29,166	-	3	-	3
Stock-based compensation expense	-	-	-	-	60	-	60
Net loss	-	-	-	-		(5,104)	(5,104)
Balances at June 30, 2020	204,703,793	$75,877	23,583,034	$24	$8,192	$(78,023)	$(69,807)

The accompanying notes are an integral part of these consolidated financial statements.

EVOLV TECHNOLOGIES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

(Unaudited)

	Six Months Ended
	June 30,
	2021	2020
Cash flows from operating activities:
Net loss	$(36,126)	$(11,534)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,102	394
Stock-based compensation	1,617	122
Noncash interest expense	5,455	-
Provision recorded for allowance for doubtful accounts	(63)	(16)
Loss on extinguishment of debt	11,820	-
Change in fair value of derivative liability	2,220	-
Change in fair value of common stock warrant liability	921	-
Changes in operating assets and liabilities
Accounts receivable	(1,335)	(130)
Inventory	(1,173)	(855)
Commission assets	(742)	(676)
Contract assets	(239)	-
Prepaid expenses and other current assets	(7,495)	(467)
Accounts payable	5,361	(696)
Deferred revenue	253	1,087
Deferred rent	152	(14)
Warranty Reserve	(42)	(56)
Accrued expenses and other current liabilities	1,360	(268)
Net cash provided (used in) operating activities	(16,954)	(13,109)
Cash flows from investing activities:
Purchases of property and equipment	(9,292)	(2,106)
Net cash used in investing activities	(9,292)	(2,106)
Cash flows from financing activities:
Proceeds from issuance of Series B-1 convertible preferred stock, net of issuance costs	-	2,994
Proceeds from exercise of stock options	657	70
Repayment of financing obligations	(359)	(161)
Proceeds from long-term debt, net of issuance costs	31,882	3,154
Net cash provided by financing activities	32,180	6,057
Net increase (decrease) in cash, cash equivalents and restricted cash	5,934	(9,158)
Cash, cash equivalents and restricted cash
Cash, cash equivalents and restricted cash at beginning of period	4,704	17,341
Cash, cash equivalents and restricted cash at end of period	$10,638	$8,183
Supplemental disclosure of cash flow information
Cash paid for interest	$247	$123
Supplemental disclosure of non-cash activities
Issuance of equity classified warrants	-	45
Transfer of inventory to property and equipment	$46	86

The accompanying notes are an integral part of these consolidated financial statements.

1. Nature of the Business and Basis of Presentation

Evolv Technologies, Inc. (the “Company”) was incorporated under the laws of the State of Delaware on July 8, 2013. The Company is the global leader in AI-based touchless security screening. The Company’s mission is to make the world a safer and more enjoyable place to live, work, learn, and play. The Company is democratizing security by making it seamless for gathering spaces to address the chronic epidemic of mass shootings and terrorist attacks in a cost-effective manner while improving the visitor experience. The Company is headquartered in Waltham, Massachusetts.

Proposed Merger

In March 2021, the Company entered into an agreement and plan of merger (the “Merger Agreement”) with NewHold Investment Corp., a publicly-traded Delaware corporation (“NHIC”) and NHIC Sub Inc., a Delaware corporation and wholly-owned subsidiary of NHIC (“Merger Sub”), pursuant to which, subject to the satisfaction or waiver of the conditions therein, Merger Sub will merge with and into the Company, with the Company surviving as a wholly owned subsidiary of Merger Sub. The merger transactions are collectively referred to herein as the “Business Combination”. The Merger Agreement was approved by the members of the board of directors of the Company (the “Board”) and the Board resolved to recommend approval of the Merger Agreement to the Company’s shareholders. The Company has concluded that the transaction represents a business combination pursuant to FASB ASC Topic 805, Business Combinations. The Business Combination will be accounted for as a “reverse recapitalization” in accordance with accounting principles generally accepted in the United States of America ("GAAP"). Under this method of accounting, NHIC will be treated as the “acquired” company for financial reporting purposes. This determination is primarily based on the fact that subsequent to the Business Combination, the Company’s stockholders are expected to have a majority of the voting power of the combined company, the Company will comprise all of the ongoing operations of the combined entity, the Company will comprise a majority of the governing body of the combined company, and the Company’s senior management will comprise all of the senior management of the combined company. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of the Company issuing shares for the net assets of NHIC, accompanied by a recapitalization. The net assets of NHIC will be stated at historical costs. No goodwill or other intangible assets will be recorded. Operations prior to the Business Combination will be those of the Company.

Subject to the terms of the Merger Agreement, at the effective time of the Merger (the “Effective Time”), each share of the Company’s convertible preferred stock (“Convertible Preferred Stock”) issued and outstanding immediately prior to the Effective Time shall be converted into a share of the Company’s common stock, the Company’s outstanding convertible debt immediately prior to the Effective Time shall be converted into the Company’s common stock and each of the Company’s warrants to purchase the Company’s capital stock issued and outstanding immediately prior to the Effective Time will be forced to settle the warrants through either a cash or a cashless exercise for the Company’s common stock with the exception of the unvested portion of certain Finback warrants issued to a holder on January 13, 2021 ("2021 Finback Common Stock Warrants") and will become warrants exercisable for shares of Merger Sub common stock. After conversion of Preferred Stock, conversion of the convertible notes and the forced settlement of the warrants, each share of the Company’s common stock issued and outstanding immediately prior to the Effective Time shall be converted into 0.378 newly issued shares of Merger Sub common stock which is the Exchange Ratio that was initially estimated as of the date of the execution of the Merger Agreement. At the Effective Time, each option to purchase the Company’s common stock became an option, respectively, to purchase shares of Merger Sub common stock, subject to adjustment in accordance with the Exchange Ratio.

In June 2021, the Company entered into an amendment to the Merger Agreement (as so amended, the “Amended Merger Agreement”). Immediately prior to the Effective Time of the Amended Merger Agreement, each of the outstanding common stock warrants, other than the unvested 2021 Finback Common Stock Warrants, shall either be exercised in full on a cash or cashless basis or terminated without exercise and each outstanding RSU, whether vested or unvested, shall be converted into an RSU of the Merger Sub.

In July 2021, NHIC held a special meeting of stockholders (the “Special Meeting”), at which the NHIC stockholders considered and adopted, among other matters, a proposal to approve the Business Combination, including (a) adopting the Amended Merger Agreement and (b) approving the other transactions and matters contemplated by the Merger Agreement and related agreements as described in the Proxy Statement/Prospectus. Pursuant to the terms and subject to the conditions set forth in the Merger Agreement, following the Special Meeting, on July 16, 2021 (the “Closing Date”), the transactions were consummated (the “Closing”). In connection with the Closing, the Company changed its name from NewHold Investment Corp. to Evolv Technologies Holdings, Inc. (see Note 18).

Subscription Agreement

In connection with the execution of the Merger Agreement, NHIC entered into subscription agreements (collectively, the “PIPE Investment”) with certain parties subscribing for shares of NHIC common stock (the “Subscribers”) pursuant to which the Subscribers agreed to purchase, and NHIC agreed to sell to the Subscribers, an aggregate of 30,000,000 shares of NHIC common stock, for a purchase price of $10.00 per share and an aggregate purchase price of $300.0 million. The obligations to consummate the transactions contemplated by the PIPE Investment were conditioned upon, among other things, customary closing conditions and the consummation of the transactions contemplated by the Merger Agreement. In July 2021, the Company closed the PIPE Investment.

Risks and uncertainties

The Company is subject to risks and uncertainties common to early stage companies in the human security industry including, but not limited to, the successful development, commercialization, marketing and sale of existing and new products, fluctuations in operating results and financial risks, protection of proprietary knowledge and patent risks, dependence on key personnel, competition, technological risks, cybersecurity risks, customer demand and management of growth. Potential risks and uncertainties also include, without limitation, uncertainties regarding the duration and magnitude of the impact of the COVID-19 pandemic on the Company’s business and the economy in general.

In March 2020, the World Health Organization declared the global novel coronavirus disease 2019 (“COVID-19”) outbreak a pandemic. The impact of this pandemic has been and will likely continue to be extensive in many aspects of society, which has resulted in and will likely continue to result in significant disruptions to the global economy, as well as businesses and capital markets around the world. The Company cannot at this time predict the ultimate extent, duration, or full impact that the COVID-19 pandemic will have on its future financial condition and operations. The impact of the COVID-19 coronavirus outbreak on the Company’s financial performance will depend on future developments, including the duration and spread of the pandemic and related governmental advisories and restrictions. These developments and the impact of COVID-19 on the financial markets and the overall economy are highly uncertain and cannot be predicted. If the financial markets and/or the overall economy are impacted for an extended period, the Company’s results may be materially adversely affected.

Future impacts to the Company’s business as a result of COVID-19 could include disruptions to the Company’s revenue caused by closures of customer operations, manufacturing operations and supply chain caused by facility closures, reductions in operating hours, staggered shifts and other social distancing efforts; labor shortages; decreased productivity and unavailability of materials or components; limitations on its employees’ and customers’ ability to travel, and delays in shipments to and from affected countries and within the United States. While the Company maintains an inventory of finished products and raw materials used in its products, a prolonged pandemic could lead to shortages in the raw materials necessary to manufacture its products.

Basis of presentation

The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and include the accounts of the Company and its wholly owned subsidiary in the United Kingdom, Evolv Technologies UK Ltd. All intercompany accounts and transactions have been eliminated in consolidation. Any reference in these notes to applicable guidance is meant to refer to the authoritative GAAP as found in the Accounting Standards Codification (“ASC”) and Accounting Standards Update (“ASU”) of the Financial Accounting Standards Board (“FASB”).

Revision of Prior Period Financial Statements

During the year ended December 31, 2020, an error was identified by the Company related to the preferred stock warrant classification in prior periods. Specifically, the Company had misclassified these warrants for the purchase of shares of its preferred stock as equity for the period from September 2016 through December 2018 when these warrants should have been liability classified and changes to fair value recorded in the Statement of Operations, therefore retained earnings were understated for changes in fair value of the warrant over that period of time of liability classification. Upon the modified retrospective adoption of ASU No. 2018-07 Compensation Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting and ASU No. 2019-08 Codification Improvements-Share-Based Consideration Payable to a Customer, on January 1, 2019, the warrants were classified within temporary equity. The Company concluded that the impacts of the error were not material to the consolidated financial statements as of and for the years ended December 31, 2020 and 2019. While not material, the Company has elected to revise the previously issued consolidated financial statements as of and for the years ended December 31, 2020 and 2019 for the impacts of the error. In addition, the applicable notes to the accompanying financial statements have also been revised to correct for these misstatements.

The following table reflects the impacts of the error on the consolidated financial statements (in thousands):

	As of December 31, 2020			As of December 31, 2019
	As previously reported	Adjustment	Revised	As previously reported	Adjustment	Revised
Convertible preferred stock	$75,393	$484	$75,877	$72,399	$484	$72,883
Additional paid-in capital	$9,921	$(752)	$9,169	$8,708	$(752)	$7,956
Accumulated deficit	$(94,149)	$268	$(93,881)	$(66,757)	$268	$(66,489)
Stockholders’ deficit	$(84,202)	$(484)	$(84,686)	$(58,026)	$(484)	$(58,510)

Removal of the Conclusion That There is Substantial Doubt about the Company’s Ability to Continue as a Going Concern

As described below, as of April 2, 2021, the original issuance date of the consolidated financial statements for the year ended December 31, 2020, the Company had concluded that there was substantial doubt about its ability to continue as a going concern. In order to improve the Company’s liquidity and fund future growth, Management developed the plan to raise additional financing through the closure of the Merger with NHIC and receive the $300 million PIPE investment. In July 2021, the Company received gross proceeds of $300.0 million from its PIPE Investment described above, which has alleviated the substantial doubt about the Company’s ability to continue as a going concern. As of August 16, 2021, the date on which the unaudited interim consolidated financial statements for the six months ended June 30, 2021 were issued, the Company expects that its existing cash and cash equivalents, including the $300.0 million of gross proceeds it received in July 2021 from its PIPE Investment, will be sufficient to fund its operating expenses and capital expenditure requirements for the next 12 months from the date of issuance of the interim financial statements. The future viability of the Company beyond that point is dependent on its ability to generate cash from operating activities and to raise additional capital to finance its operations.

Unaudited Interim Financial Information

The accompanying consolidated balance sheet as of June 30, 2021, and the consolidated statements of operations and comprehensive loss, convertible preferred shares and shareholders’ deficit, and of cash flows for the three and six months ended June 30, 2021 and 2020 are unaudited. The unaudited interim consolidated financial statements have been prepared on the same basis as the audited annual consolidated financial statements and, in the opinion of management, reflect all adjustments, which include only normal recurring adjustments, necessary for the fair statement of the Company’s financial position as of June 30, 2021 and the results of its operations and its cash flows for the three and six months ended June 30, 2021 and 2020. The financial data and other information disclosed in these notes related to the three and six months ended June 30, 2021 and 2020 are also unaudited. The results for the three and six months ended June 30, 2021 are not necessarily indicative of results to be expected for the year ending December 31, 2021, any other interim periods, or any future year or period.

These unaudited interim consolidated financial statements should be read in conjunction with the audited annual consolidated financial statements as of December 31, 2020 and 2019 and for each of the two years in the period ended December 31, 2020.

2. Summary of Significant Accounting Policies

Use of Estimates

The preparation of the Company’s consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenue and expenses during the reporting periods. Significant estimates and assumptions reflected in these consolidated financial statements include but are not limited to calculating the standalone selling price for revenue recognition, the valuation of inventory, the valuation of derivative liability, the valuation of common stock and stock-based awards, and the valuation of the preferred stock warrant liability. The Company bases its estimates on historical experience, known trends and other market-specific or other relevant factors that it believes to be reasonable under the circumstances. On an ongoing basis, management evaluates its estimates when there are changes in circumstances, facts, and experience. Changes in estimates are recorded in the period in which they become known. Actual results could differ from those estimates.

Due to the COVID-19 pandemic, there has been uncertainty and disruption in the global economy and financial markets. The full extent to which the COVID-19 pandemic will directly or indirectly impact our business, results of operations and financial condition, including revenues and expenses, will depend on future developments that are highly uncertain, including as a result of new information that may emerge concerning COVID-19 and the actions taken to contain it or treat COVID-19. We have made estimates of the impact of COVID-19 within our consolidated financial statements and there may be changes to those estimates in future periods. These estimates may change, as new events occur, and additional information is obtained. On an ongoing basis, management evaluates its estimates as there are changes in circumstances, facts, and experience. Changes in estimates are recorded in the period in which they become known. Actual results may differ from those estimates or assumptions.

Risk of Concentrations of Credit, Significant Customers and Significant Suppliers

Financial instruments that potentially expose the Company to concentrations of credit risk consist primarily of cash and cash equivalents, restricted cash, and accounts receivable, net. Periodically, the Company maintains deposits in accredited financial institutions in excess of federally insured limits. The Company maintains its cash, cash equivalents and restricted cash with financial institutions that management believes to be of high credit quality. The Company has not experienced any losses on such accounts and does not believe it is exposed to any unusual credit risk beyond the normal credit risk associated with commercial banking relationships.

Significant customers are those which represent more than 10% of the Company’s total revenue or accounts receivable, net balance at each respective balance sheet date. The following table presents customers that represent 10% or more of the Company’s total revenue:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
Customer A	-	11.0%	-	11.0%
Customer B	17.0%	-	-	-
Customer C	-	-	14.0%	-
	17.0%	11.0%	14.0%	11.0

The following table presents customers that represent 10% or more of the Company’s accounts receivable, net:

	June 30,	December 31,
	2021	2020
Customer B	11.80%	-
Customer C	18.30%	-
Customer D	-	23.8%
Customer E	-	23.4%
	30.1%	47.2%

The Company relies on third parties for the supply and manufacture of its products as well as third-party logistics providers. In instances where these parties fail to perform their obligations, the Company may be unable to find alternative suppliers to satisfactorily deliver its products to its customers on time, if at all, which could have a material adverse effect on the Company’s operating results, financial condition and cash flows and damage its customer relationships.

Debt Issuance Costs

The Company capitalizes certain legal, accounting, and other third-party fees that are directly associated with the issuance of debt as debt issuance costs. Debt issuance costs are recorded as a direct reduction of the carrying amount of the associated debt on the consolidated balance sheet and amortized as interest expense on the consolidated statement of operations and comprehensive loss using the effective interest method. As of June 30, 2021, and December 31, 2020, debt issuance costs totaled $0.1 million and $0.1 million and were recorded as a reduction in the carrying amount of long term debt in the consolidated balance sheets. During the three months ended June 30, 2021 and 2020, and six months ended June 30, 2021 and 2020 the Company recorded less than $0.1 million in amortization of the debt issuance costs recorded within interest expense in the consolidated statement of operations and comprehensive loss.

Cash, Cash Equivalents, and Restricted Cash

Cash, cash equivalents, and restricted cash as reported on the consolidated statement of cash flows consists of the following (in thousands):

	June 30,	December 31,
	2021	2020
Cash and cash equivalents	$9,963	$4,704
Restricted cash	675	-
Total cash, cash equivalents, and restricted cash	$10,638	$4,704

The Company considers all short-term, highly liquid investments purchased with an original maturity of three months or less at the date of purchase to be cash equivalents. Restricted cash consists of a security deposit on the Company’s new office lease in Waltham, Massachusetts, with $0.4 million included in the current portion of restricted cash which will be returned during the first half of 2022, and $0.3 million included in restricted cash, noncurrent in the consolidated balance sheets.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization expense is recognized using the straight-line method over the estimated useful life of each asset, as follows:

Estimated Useful Life
Computers and telecommunications equipment	3 years
Lab equipment	5 years
Software	4 years
Furniture and fixtures	5 years
Leasehold improvements	Shorter of remaining lease term or useful life
Leased equipment	7 years

Estimated useful lives are periodically assessed to determine if changes are appropriate. Leasehold improvements are amortized using the straight-line method over the lesser of the lease term or its estimated economic useful life. Lease terms are used based upon the initial lease agreement and do not consider potential renewals or extensions until such time that the renewals or extensions are contracted. Maintenance and repairs are charged to expense as incurred. When assets are retired or otherwise disposed of, the cost of these assets and related accumulated depreciation or amortization are eliminated from the consolidated balance sheet and any resulting gains or losses are included in the consolidated statement of operations and comprehensive loss in the period of disposal. Costs for capital assets not yet placed into service are capitalized as construction-in-progress and depreciated once placed into service.

Our leases for leased equipment generally are 48 months. The Company’s subscription contracts are classified as operating leases because title does not transfer and they do not meet any of the other criteria per ASC 840. To date, the Company has not had any subscription arrangements come up for renewal and will reassess the classification of any such leases upon renewal.

We evaluate leased equipment for obsolescence and impairment whenever circumstances indicate that the carrying value of such equipment is not recoverable by considering any (1) reduced demand in the markets in which we operate, (2) technological obsolescence due to developments of new products and improvements, or (3) changes in economic or other events and conditions that impact the market price for our products. Based on our evaluations at June 30, 2021 and December 31, 2020, we did not recognize a reserve for obsolescence for leased equipment.

Impairment of Long-Lived Assets

Long-lived assets consist of property and equipment. Long-lived assets to be held and used are tested for recoverability whenever events or changes in business circumstances indicate that the carrying amount of the assets may not be fully recoverable. Factors that the Company considers in deciding when to perform an impairment review include significant underperformance of the business in relation to expectations, significant negative industry or economic trends and significant changes or planned changes in the use of the assets. If an impairment review is performed to evaluate a long-lived asset group for recoverability, the Company compares forecasts of undiscounted cash flows expected to result from the use and eventual disposition of the long-lived asset group to its carrying value. An impairment loss would be recognized in loss from operations when estimated undiscounted future cash flows expected to result from the use of an asset group are less than its carrying amount. The impairment loss is based on the excess of the carrying value of the impaired asset group over its fair value, determined based on discounted cash flows. The Company did not record any impairment losses on long-lived assets during the three or six months ended June 30, 2021 or June 30, 2020 nor the year ended December 31, 2020.

Fair Value Measurements of Financial Instruments

Certain assets and liabilities of the Company are carried at fair value under GAAP. Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. Financial assets and liabilities carried at fair value are to be classified and disclosed in one of the following three levels of the fair value hierarchy, of which the first two are considered observable and the last is considered unobservable:

•	Level 1 — Quoted prices in active markets for identical assets or liabilities.

•	Level 2 — Observable inputs (other than Level 1 quoted prices), such as quoted prices in active markets for similar assets or liabilities, quoted prices in markets that are not active for identical or similar assets or liabilities, or other inputs that are observable or can be corroborated by observable market data.

•	Level 3 — Unobservable inputs that are supported by little or no market activity that are significant to determining the fair value of the assets or liabilities, including pricing models, discounted cash flow methodologies and similar techniques.

The Company’s cash equivalents, derivative liability and its common stock warrant liability are carried at fair value, determined according to the fair value hierarchy described above (see Note 3). The carrying values of the Company’s accounts receivable, net, accounts payable and accrued expenses approximate their fair values due to the short-term nature of these assets and liabilities. The carrying value of the Company’s long-term debt approximates its fair value (a Level 2 measurement) at each balance sheet date due to its variable interest rate, which approximates a market interest rate.

Derivative Liability

In August through September 2019 and in September through December 2020, the Company issued Convertible Notes to several investors (see Note 8) that provided a conversion option whereby upon the closing of a specified financing event the notes would automatically convert into shares of the same class and series of capital stock of the Company issued to other investors in the financing at a conversion price equal to 85% and 80%, respectively, of the price per share of the securities paid by the other investors. This conversion option was determined to be an embedded derivative that was required to be bifurcated and accounted for separately from the notes. The derivative liability was initially recorded at fair value upon issuance of the notes and is subsequently remeasured to fair value at each reporting date. Changes in the fair value of the derivative liability are recognized in the consolidated statements of operations and comprehensive loss. In October 2019, the specified financing event was consummated, as such the Convertible Notes issued August through September 2019 were converted into shares of Series B-1 Preferred Stock (see Note 9), and the derivative liability was extinguished. The derivative liability related to the Convertible Notes issued in September and December 2020 is outstanding as of June 30, 2021 and is included as a derivative liability in the consolidated balance sheets as of June 30, 2021 and December 31, 2020 (see Note 8).

Between January 21, 2021 and February 4, 2021, the Company entered into a Convertible Note Purchase Agreement (the “2021 Convertible Notes”) with various investors for gross proceeds of $30.0 million with a stated interest rate of 8.0% per annum. The 2021 Convertible Notes provided a conversion option whereby upon the closing of a Qualified Financing event, in which the aggregate gross proceeds totaled at least $100.0 million, the 2021 Convertible Notes would automatically convert into shares of the same class and series of capital stock of the Company issued to other investors in the financing at a conversion price equal to 80% of the price per share paid by the other investors. The conversion option met the definition of an embedded derivative and was required to be bifurcated and accounted for separately from the notes. The proceeds from the 2021 Convertible Notes were allocated between the derivative liability and current portion of long-term debt on the Company’s consolidated balance sheet. The difference between the initial carrying value of the notes and the stated value of the notes represented a discount that was accreted to interest expense over the term of the Convertible Notes using the effective interest method.

On June 21, 2021, the Company and the holders of the 2021 Convertible Notes agreed that, in connection with the Business Combination, such holders would receive an additional 1,000,000 shares of NHIC common stock as further consideration for the automatic conversion of such notes upon closing of the Business Combination. This modification of the 2021 Convertible Notes resulted in an extinguishment, and recognition of a derivative liability, which represents both the value of the 1,000,000 NHIC shares as of June 21, 2021 as well as a bifurcated embedded derivative for conversion into shares of the same class and series of capital stock of the Company issued to other investors in the financing at a conversion price equal to 80% of the price per share paid by the other investors. The derivative liability related to the 2021 Convertible Notes is outstanding as of June 30, 2021 and is included as a derivative liability in the consolidated balance sheets as of June 30, 2021 (see Note 8).

Classification of Convertible Preferred Stock

The holders of Series A, Series A-1, Series B and Series B-1 convertible preferred stock have certain liquidation rights in the event of a deemed liquidation event that, in certain situations, is not solely within the control of the Company and would call for the redemption of the then outstanding Series A, Series A-1, Series B and Series B-1 convertible preferred stock (see Note 9). Therefore, the Series A, Series A-1, Series B and Series B-1 convertible preferred stock are classified outside of stockholders’ deficit on the consolidated balance sheets.

Warrant Liability

The Company classifies certain warrants for the purchase of shares of its common stock (see Note 10) as a liability on its consolidated balance sheets as these warrants are freestanding financial instruments that may require the Company to adjust the exercise price and number of shares that is not consistent with a fixed-for-fixed option pricing model. The warrant liability is initially recorded at fair value on the issuance date of each warrant and is subsequently remeasured to fair value at each reporting date. Changes in the fair value of the warrant liability are recognized as a component of other expense in the consolidated statements of operations and comprehensive loss. Changes in the fair value of the warrant liability will continue to be recognized until the warrants are exercised, expire or qualify for equity classification.

Equity Classified Preferred Stock Warrants

The Company classifies warrants for the purchase of shares of its preferred stock (see Note 10) as temporary equity on its consolidated balance sheets. In connection with a customer development agreement, the Company issued warrants to a customer to purchase shares of its Series A-1 Preferred Stock. Upon adoption of ASU No. 2018-07 and ASU No. 2019-08 on January 1, 2019, any liability classified warrants issued to non-employees for goods or services were modified to temporary equity classification.

Equity Classified Common Stock Warrants

The Company classifies certain warrants for the purchase of shares of its common stock (see Note 10) as equity on its consolidated balance sheets as these warrants are considered to meet the derivative scope exception for freestanding equity contracts. For these warrants that are classified on the Company’s consolidated balance sheets as equity instruments, the Company uses the Black-Scholes model to measure the value of the warrants at issuance.

Revenue Recognition

The Company recognizes revenue in accordance with ASC 606. Under ASC 606, revenue is recognized when a customer obtains control of promised goods or services, in an amount that reflects the consideration which the entity expects to receive in exchange for those goods or services. In order to achieve this core principle, the Company applies the following five steps when recording revenue: (1) identify the contract, or contracts, with the customer, (2) identify the performance obligations in the contract, (3) determine the transaction price, (4) allocate the transaction price to the performance obligations in the contract and (5) recognize revenue when, or as, performance obligations are satisfied.

The Company derives revenue from (1) subscription arrangements accounted for as operating leases under ASC 840 and (2) from the sale of products, inclusive of maintenance and services. The Company’s arrangements are generally noncancelable and nonrefundable after ownership passes to the customer. Revenue is recognized net of sales tax.

Product Revenue

The Company derives revenue from the sale of its Express and Edge equipment and related add-on accessories to customers. Revenue is recognized when control of the product has transferred to the customer. Transfer of control occurs when the Company has transferred title and risk of loss and has a present right to payment for the equipment, which is generally upon delivery as the Company’s normal terms of sale are freight on board destination. Products are predominately sold with distinct services, which are described in the services section below.

Subscription Revenue

In addition to selling its products directly to customers, the Company also leases Express and Edge equipment. These arrangements convey the right to use the equipment for a period of time in exchange for consideration and therefore are accounted for under ASC 840 due to the scope exception of ASC 606-10-15-2. Lease terms are typically four years and customers pay quarterly or annual fixed payments for the lease and maintenance elements over the contractual lease term. In accordance with ASC 840, Leases, we consider only the fixed payments for purposes of allocating between the lease and non-lease deliverables on a relative fair value basis. Equipment leases are generally classified as operating leases as they do not meet any of the capital lease criteria per ASC 840.

Generally, lease arrangements include both lease and non-lease components. The non-lease components relate to (i) distinct services, such as installation, training and maintenance, and (ii) any add-on accessories. Installation and training are included in service revenue as described below, and add-on accessories are included in product revenue as described above. Because the equipment and maintenance components of a subscription arrangement are recognized as revenue over the same time period and in the same pattern and because revenue allocated to maintenance components is not material, the equipment lease and maintenance performance obligations are classified as a single category of subscription revenue in the consolidated statements of operations.

As leases with customers are classified as operating leases, lease revenue is recognized ratably over the duration of the lease. There are no contingent lease payments as a part of these arrangements.

Services Revenue

The Company provides installation, training and maintenance services for its products. Revenue for installation and training is recognized upon transfer of control of these services, which are normally rendered over a short duration. Maintenance consists of technical support, bug fixes, and when-and-if-available threat updates. Maintenance revenue is recognized ratably over the period of the arrangement. The Company sells separately priced extended or nonstandard warranty services and preventative maintenance plans, which are recognized ratably over the associated service period.

Revenue from Distributors

A portion of the Company’s revenue is also generated by sales in conjunction with its distributors. When the Company transacts with a distributor, its contractual arrangement is with the distributor and not with the end-use customer. In these transactions, the distributor is considered the customer; the Company has discretion over the pricing to the distributor and maintains overall control of the inventory and sales process to the distributor. Revenue is recognized upon delivery to the distributors. Right of return does not generally exist. Whether the Company transacts with a distributor and receives the order from a distributor or directly from an end-use customer, its revenue recognition policy and resulting pattern of revenue recognition is the same upon delivery.

Transaction Price

The transaction price is the amount of consideration that the Company expects to be entitled for providing goods and services under a contract. It includes not only fixed consideration, such as the stated amount in a contract, but also several other types of variable consideration or adjustments (generally discounts or incentives which are included as a part of the standalone selling price (“SSP”) estimation process). The Company provides discounts to customers which reduces the transaction price. From time-to-time, the Company may offer customers the option to purchase additional goods and services at a fixed price. In these limited circumstances, the Company assesses whether these offers constitute a material right, and if so, the Company would account for the material right as a separate performance obligation. Other types of variable consideration are not considered significant. The Company does not normally provide for rights of returns to customers on product sales and, therefore, does not record a provision for returns.

Performance Obligations

A performance obligation is a promise in a contract to transfer a distinct product or service to a customer that is both capable of being distinct, whereby the customer can benefit from the product or service either on its own or together with other resources that are readily available, and is distinct in the context of the contract, whereby the transfer of the product or service is separately identifiable from other promises in the contract. For both Express and Edge units, equipment is sold or leased with embedded software, which is considered a single performance obligation. Maintenance, which includes future updates, security threat updates, and minor bug fixes on a when-and-if available basis, is considered a single performance obligation. As a part of reported subscription sales, certain non-lease components, such as maintenance, are included within the subscription revenue amount. The Company sells separately priced extended or nonstandard warranty services and preventative maintenance plans, which are accounted for as separate performance obligations. Installation and training are considered separate performance obligations and are included within services revenue. Any add-on accessories are also considered separate performance obligations.

Payment terms

Payment terms for customer orders are typically 30 days after the shipment or delivery of the product. For certain products, services and customer types, the Company requires payment before the products or services are delivered to, or performed for, the customer. Generally, the Company’s contracts do not contain a significant financing component.

Multiple Performance Obligations within an Arrangement

The Company’s contracts may include multiple performance obligations when customers purchase a combination of products and services. When the Company’s customer arrangements have multiple performance obligations that contain a lease for Express or Edge equipment for the customer’s use at its site as well as distinct services that are delivered simultaneously, the Company allocates the arrangement consideration between the lease deliverables and non-lease deliverables based on the relative estimated SSP of each distinct performance obligation. For multiple performance obligation arrangements that do not contain a lease, the Company allocates the contract’s transaction price to each performance obligation on a relative SSP basis. The Company determines SSP based on the price at which the performance obligation is sold separately. If the SSP is not observable through past transactions, the Company estimates the SSP taking into account available information such as market conditions and internally approved pricing guidelines related to the performance obligation.

Remaining Performance Obligations

ASC 606 requires that the Company disclose the aggregate amount of transaction price that is allocated to performance obligations that have not yet been satisfied as of June 30, 2021. The following table includes estimated revenues expected to be recognized in the future related to performance obligations that are unsatisfied (or partially satisfied) as of June 30, 2021. Note that with respect to ASC 840, Subscription revenue includes maintenance in addition to the operating lease components of these transactions (in thousands).

	Less than 1 year	Greater than 1 year	Total
Product revenue	$156	$181	$337
Subscription revenue	7,089	15,326	22,415
Service revenue	-	-	-
Maintenance revenue	849	2,008	2,857
Total revenue	$8,094	$17,515	$25,609

The amount of minimum future leases is based on expected income recognition. As of June 30, 2021, future minimum payments on noncancelable leases are as follows (in thousands):

Quarter Ending June 30, 2021:
2021	$3,627
2022	6,869
2023	6,224
2024	4,356
2025	1,130
Thereafter	209
$22,415

Contract Balances from Contracts with Customers

Contract assets arise from unbilled amounts in customer arrangements when revenue recognized exceeds the amount billed to the customer and the Company’s right to payment is conditional and not only subject to the passage of time. As of June 30, 2021 and December 31, 2020, the Company had $2.3 million and $0 of contract assets included within prepaid expenses and other current assets and long-term contract assets on the consolidated balance sheet, respectively.

Contract liabilities represent the Company’s obligation to transfer goods or services to a customer for which it has received consideration (or the amount is due) from the customer. The Company has a contract liability related to service revenue, which consists of amounts that have been invoiced but that have not been recognized as revenue. Amounts expected to be recognized as revenue within 12 months of the balance sheet date are classified as current deferred revenue and amounts expected to be recognized as revenue beyond 12 months of the balance sheet date are classified as noncurrent deferred revenue. The Company recognized $0.6 million and $1.8 million during the three months and six months ended June 30, 2021 of revenue that was previously included in the 2020 deferred revenue balance, respectively. The following table provides a rollforward of deferred revenue (in thousands):

Contract Liabilities
Balance at December 31, 2020	$4,197
Revenue recognized	(3,740)
Revenue deferred	3,993
Balance at June 30, 2021	$4,450

Disaggregated Revenue

The following table presents the Company’s revenue by revenue stream (in thousands):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
Product revenue	$2,452	$18	$4,954	$73
Subscription revenue (1)	1,513	490	2,813	949
Service revenue	291	-	356	5
Maintenance revenue	224	141	356	262
Total revenue	$4,480	$649	$8,479	$1,289

(1)      Subscription revenue is inclusive of $0.4 million and $0.1 million of maintenance revenue during the three months ended June 30, 2021 and 2020, respectively, and of $0.7 million and $0.3 million of maintenance revenue during the six months ended June 30, 2021 and 2020, respectively determined based on a relative fair value allocation as prescribed by ASC 606.

Contract Acquisition Costs

The Company incurs and pays commissions on product sales. The Company applies the practical expedient for contracts less than one year to expense the costs in the period in which they were incurred. Commissions on product sales and services are expensed in the period in which the sale occurs and the services are provided. Commissions on subscription arrangements and maintenance are expensed ratably over the life of the contract. The Company had a deferred asset related to commissions of $3.0 million at June 30, 2021 and $2.3 million at December 31, 2020. The increase in deferred assets is due to an increase of subscription revenue in 2020 and 2021 for which the related revenue and commissions are recognized over the contract term. The Company amortized commissions of $0.3 million during the three months ended June 30, 2021 which related to 2021 commissions, $0.1 million which related to 2020 commissions and $0.0 million which related to 2019 commissions. The Company amortized commissions of $0.3 million during the six months ended June 30, 2021 which related to 2021 commissions, $0.2 million which related to 2020 commissions and $0.1 million which related to 2019 commissions.

Stock-Based Compensation

The Company measures all stock-based awards granted to employees, officers, directors and non-employees based on their fair value on the date of the grant and recognizes compensation expense for those awards over the requisite service period, which is generally the vesting period of the respective award. The Company issues stock-based awards with service-based vesting conditions and records the expense for these awards using the straight-line method. Forfeitures are accounted for as they occur. The Company has issued stock-based awards with performance-based vesting conditions. In August 2020, the Company granted an officer 1,481,982 stock options with a performance-based milestone vesting condition which vested immediately upon achievement of a certain sales milestone. The milestone was achieved in December 2020, and the Company recorded $0.1 million in stock compensation expense upon vesting during the year ended December 31, 2020 In March 2021, the Company granted a warrant exercisable for 6,756,653 shares of common stock to a consulting group (“2021 Finback Common Stock Warrants”) with performance based vesting conditions which vest upon certain sales being met under a Business Development agreement which has a term of three years.

The Company classifies stock-based compensation expense in its consolidated statements of operations and comprehensive loss in the same manner in which the award recipient’s payroll costs are classified or by the nature of the services provided by consultants are classified.

The fair value of each stock option grant is estimated on the date of grant using the Black-Scholes option-pricing model, which uses the following inputs: (i) the fair value per share of the common stock issuable upon exercise of the option, (ii) the expected term is used for an option grant to an employee and the contractual term for an option grant to a non-employee, (iii) expected volatility of the price of the common stock, (iv) the risk-free interest rate, and (v) the expected dividend yield. The Company values its common stock taking into consideration its most recently available valuation of common stock performed by third parties as well as additional factors which may have changed since the date of the most recent contemporaneous valuation through the date of grant. The exercise price of the option cannot be less than the fair market value of a share of common stock on the date of grant. The expected term of the Company’s stock options has been determined utilizing the “simplified” method for awards that qualify as “plain-vanilla”. The Company historically has been a private company and lacks company-specific historical and implied volatility information for its stock. Therefore, the Company estimates its expected stock price volatility based on the historical volatility of publicly traded peer companies and expects to continue to do so until such time as it has adequate historical data regarding the volatility of its own traded stock price. The risk-free interest rate is determined by reference to the U.S. Treasury yield curve in effect at the time of grant of the award for time periods approximately equal to the expected term of the award. Expected dividend yield is based on the fact that the Company has never paid cash dividends on common stock and does not expect to pay any cash dividends in the foreseeable future.

Income Taxes

The Company accounts for income taxes using the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the consolidated financial statements or in the Company’s tax returns. Deferred tax assets and liabilities are determined on the basis of the differences between the consolidated financial statements and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Changes in deferred tax assets and liabilities are recorded in the provision for income taxes.

The Company assesses the likelihood that its deferred tax assets will be recovered from future sources of income and, to the extent it believes, based upon the weight of available evidence, that it is more likely than not that all or a portion of the deferred tax assets will not be realized, a valuation allowance is established through a charge to income tax expense. Potential for recovery of deferred tax assets is evaluated by analyzing past operating results, estimating the future taxable profits expected and considering prudent and feasible tax planning strategies.

The Company accounts for uncertainty in income taxes recognized in the consolidated financial statements by applying a two-step process to determine the amount of tax benefit to be recognized. First, the tax position must be evaluated to determine the likelihood that it will be sustained upon external examination by the taxing authorities. If the tax position is deemed more-likely-than-not to be sustained, the tax position is then assessed to determine the amount of benefit to recognize in the consolidated financial statements. The amount of the benefit that may be recognized is the largest amount that has a greater than 50% likelihood of being realized upon ultimate settlement. The provision for income taxes includes the effects of any resulting tax reserves, or unrecognized tax benefits, that are considered appropriate as well as the related net interest and penalties.

The Company evaluates at the end of each reporting period whether some or all of the undistributed earnings of its foreign subsidiaries are permanently reinvested. The Company would recognize deferred income tax liabilities to the extent that management asserts that undistributed earnings of its foreign subsidiaries are not permanently reinvested and will not be permanently reinvested in the future. As of June 30, 2021 and December 31, 2020 the Company had no foreign earnings in any foreign jurisdictions.

Net Loss per Share Attributable to Common Stockholders

The Company follows the two-class method when computing net income (loss) per share as the Company has issued shares that meet the definition of participating securities. The two-class method determines net income (loss) per share for each class of common and participating securities according to dividends declared or accumulated and participation rights in undistributed earnings. The two-class method requires income available to common stockholders for the period to be allocated between common and participating securities based upon their respective rights to receive dividends as if all income for the period had been distributed.

Basic net income (loss) per share attributable to common stockholders is computed by dividing the net income (loss) attributable to common stockholders by the weighted average number of common shares outstanding for the period. Diluted net income (loss) attributable to common stockholders is computed by adjusting net income (loss) attributable to common stockholders to reallocate undistributed earnings based on the potential impact of dilutive securities. Diluted net income (loss) per share attributable to common stockholders is computed by dividing the diluted net income (loss) attributable to common stockholders by the weighted average number of common shares outstanding for the period, including potential dilutive common shares. For purposes of this calculation, outstanding stock options, convertible preferred stock, convertible notes, and warrants to purchase preferred stock are considered potential dilutive common shares.

The Company’s convertible preferred shares contractually entitle the holders of such shares to participate in dividends but do not contractually require the holders of such shares to participate in losses of the Company. Accordingly, in periods in which the Company reports a net loss attributable to common stockholders, such losses are not allocated to such participating securities. In periods in which the Company reported a net loss attributable to common stockholders, diluted net loss per share attributable to common stockholders is the same as basic net loss per share attributable to common stockholders, since dilutive common shares are not assumed to have been issued if their effect is anti-dilutive. The Company reported a net loss attributable to common stockholders for the three and six months ended June 30, 2021 and 2020.

Recently Issued Accounting Pronouncements

The Company qualifies as “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 and has elected not to “opt out” to the extended transition related to complying with new or revised accounting standards, which means that when a standard is issued or revised and it has different application dates for public and nonpublic companies, the Company will adopt the new or revised standard at the time nonpublic companies adopt the new or revised standard and will do so until such time that the Company either (i) irrevocably elects to “opt out” of such extended transition period or (ii) no longer qualifies as an emerging growth company. The Company may choose to early adopt any new or revised accounting standards whenever such early adoption is permitted for nonpublic companies.

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments — Credit Losses (Topic 326) (“ASU 2016-13”). The new standard adjusts the accounting for assets held at amortized costs basis, including marketable securities accounted for as available for sale, and trade receivables. The standard eliminates the probable initial recognition threshold and requires an entity to reflect its current estimate of all expected credit losses. The allowance for credit losses is a valuation account that is deducted from the amortized cost basis of the financial assets to present the net amount expected to be collected. For public entities except smaller reporting companies, the guidance is effective for annual reporting periods beginning after December 15, 2019 and for interim periods within those fiscal years. In November 2019, the FASB issued ASU No. 2019-10, which deferred the effective date for non-public entities to annual reporting periods beginning after December 15, 2022, including interim periods within those fiscal years. Early application is allowed. The Company expects to adopt this guidance effective January 1, 2023, and it is currently evaluating the impact on its consolidated financial statements and related disclosures.

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842) (“ASU 2016-02”), which sets out the principles for the recognition, measurement, presentation and disclosure of leases for both parties to a contract (i.e., lessees and lessors). The new standard requires lessees to apply a dual approach, classifying leases as either finance or operating leases based on the principle of whether or not the lease is effectively a financed purchase by the lessee. This classification will determine whether lease expense is recognized based on an effective interest method or on a straight-line basis over the term of the lease. A lessee is also required to record a right-of-use asset and a lease liability for all leases with a term of greater than 12 months regardless of their classification. Leases with a term of 12 months or less may be accounted for similar to existing guidance for operating leases today. For nonpublic entities, this guidance is effective for annual periods beginning after December 15, 2021. In July 2018, the FASB issued ASU No. 2018-11, Leases (Topic 842), which added an optional transition method under which financial statements may be prepared under the revised guidance for the year of adoption, but not for prior years. Under the latter method, entities will recognize a cumulative catch-up adjustment to the opening balance of retained earnings in the period of adoption. The Company expects to adopt this guidance effective January 1, 2022, and it is currently evaluating the impact on its consolidated financial statements and related disclosures.

In December 2019, the FASB issued ASU 2019-12, Income Taxes (ASC 740): Simplifying the Accounting for Income Taxes (“ASU 2019-12”), which is intended to simplify various areas related to accounting for income taxes. ASU 2019-12 removes certain exceptions to the general principles in ASC 740 and also clarifies and amends existing guidance to improve consistent application. For public entities the guidance is effective for annual reporting periods beginning after December 15, 2020 and for interim periods within those fiscal years. For non-public entities, the guidance is effective for annual reporting periods beginning after December 15, 2021 and for interim periods within years beginning after December 15, 2022, with early adoption permitted. The Company expects to adopt this guidance effective January 1, 2022, and it is currently evaluating the impact on its consolidated financial statements and related disclosures.

In August 2020, the FASB issued ASU 2020-06, “Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity,” which simplifies and clarifies certain calculation and presentation matters related to convertible and equity and debt instruments. Specifically, ASU 2020-06 removes requirements to separately account for conversion features as a derivative under ASC Topic 815 and removing the requirement to account for beneficial conversion features on such instruments. ASU 2020-06 also provides clearer guidance surrounding disclosure of such instruments and provides specific guidance for how such instruments are to be incorporated in the calculation of Diluted EPS. The guidance under ASU 2020-06 is effective for fiscal years beginning after December 15, 2021, including interim periods within those fiscal years. Early adoption is permitted, but no earlier than fiscal years beginning after December 15, 2020. The Company expects to adopt this guidance effective January 1, 2022, and it is currently evaluating the impact on its consolidated financial statements and related disclosures.

3. Fair Value Measurements

The following tables present information about the Company’s financial assets and liabilities measured at fair value on a recurring basis and indicate the level of the fair value hierarchy used to determine such fair values (in thousands):

	Fair Value Measurements at June 30, 2021
	Level 1	Level 2	Level 3	Total
Assets:
Money market funds	$7,982	$-	$-	$7,982
Total assets measured at fair value	$7,982	$-	$-	$7,982
Liabilities:
Warrant liability	$-	$-	$922	$922
Derivative liability	-	-	20,206	20,206
Total liabilities measured at fair value	$-	$-	$21,128	$21,128

	Fair Value Measurements as of December 31, 2020
	Level 1	Level 2	Level 3	Total
Liabilities:
Warrant liability	$-	$-	$1	$1
Derivative liability	-	-	1,000	1,000
Total liabilities measured at fair value	-	-	1,001	1,001
	$-	$-	$1,001	$1,001

During the six months ended June 30, 2021 and year ended December 31, 2020, respectively, there were no transfers between Level 1, Level 2 and Level 3.

Valuation of Common Stock Warrant

The warrant liability is related to the warrants (the “Warrants”) to purchase shares of the Company’s common stock (see Note 10).

The Company used the Black-Scholes option-pricing model, which incorporates assumptions and estimates, to value the warrant liability. Key estimates and assumptions impacting the fair value measurement include (i) the fair value per share of the underlying shares of applicable series of stock issuable upon exercise of the Warrants, (ii) the remaining contractual term of the Warrants, (iii) the risk-free interest rate, (iv) the expected dividend yield and (v) expected volatility of the price of the underlying applicable common stock. The Company estimated the fair value per share of the underlying applicable series of stock based, in part, on the results of third-party valuations and additional factors deemed relevant. The risk-free interest rate was determined by reference to the U.S. Treasury yield curve for time periods approximately equal to the remaining contractual term of the Warrant. The Company estimated a zero expected dividend yield based on the fact that the Company has never paid or declared dividends and does not intend to do so in the foreseeable future. As the Company is a private company and lacks company-specific historical and implied volatility information of its stock, the expected stock volatility was based on the historical volatility of publicly traded peer companies for a term equal to the remaining contractual term of the Warrant.

The following table provides a rollforward of the common stock warrant liability (in thousands):

Balance at December 31, 2020	$1
Change in fair value	921
Balance at June 30, 2021	$922

Valuation of Derivative Liability

In September and December 2020, the Company entered into a Convertible Note Purchase Agreement (the “2020 Convertible Notes”) (see Note 8). The 2020 Convertible Notes provided a conversion option whereby upon the closing of a specified financing event the Convertible Notes would automatically convert into shares of the same class and series of capital stock of the Company issued to other investors in the financing at a conversion price equal to 80% of the price per share of the securities paid by the other investors. This conversion option was determined to be an embedded derivative and was required to be bifurcated and accounted for separately from the 2020 Convertible Notes. The fair value of the derivative liability was determined based on inputs not observable in the market, which represents a Level 3 measurement within the fair value hierarchy.

Upon the closing of the 2020 Convertible Notes management determined that the probability of completing the specified financing event was 100%; thus, the value of the automatic conversion option was deemed to be 20% of the fair value of the capital stock to be issued upon conversion of the 2020 Convertible Notes, or $1.0 million. This amount represented the fair value of the embedded derivative at issuance.

In January and February 2021, the Company entered into a Convertible Note Purchase Agreement (the “2021 Convertible Notes”) (see Note 8). The 2021 Convertible Notes provided a conversion option whereby upon the closing of a specified financing event the Convertible Notes would automatically convert into shares of the same class and series of capital stock of the Company issued to other investors in the financing at a conversion price equal to lower of 80% of the price per share of the securities paid by the other investors or price per share at which shares are issued and sold in connection with the conversion or cancellation of convertible notes (other than the Notes) or simple agreements for future equity (“SAFEs”) of the Company in such Qualified Financing. This conversion option was determined to be an embedded derivative and was required to be bifurcated and accounted for separately from the 2021 Convertible Notes. The fair value of the derivative liability was determined based on inputs not observable in the market, which represents a Level 3 measurement within the fair value hierarchy.

Upon the closing of the 2021 Convertible Notes management determined that the probability of completing the specified financing event was 80%; thus, the value of the automatic conversion option was deemed to be 20% of the fair value of the capital stock to be issued upon conversion of the 2021 Convertible Notes, or $7.0 million. This amount represented the fair value of the embedded derivative at issuance. As of June 30, 2021 the probability of completing a specified financing event was 100% resulting in a fair value of the derivative liability of $9.2 million. On June 21, 2021, the Company modified the 2021 Convertible Notes to grant the holders an additional 1,000,000 shares of NHIC common stock as further consideration upon the automatic conversion of the notes upon closing of the Business Combination. The modification of the 2021 Convertible Notes resulted in the recognition of an additional $9.8 million derivative liability for the fair value of the 1,000,000 NHIC shares as of June 21, 2021(see Note 8).

The following table provides a rollforward of the derivative liability (in thousands):

Balance at December 31, 2020	$1,000
Initial fair value of the embedded derivative	16,986
Change in fair value	2,220
Balance at June 30, 2021	$20,206

4. Inventory

Inventory consisted of the following (in thousands):

	June 30,	December 31,
	2021	2020
Raw materials	$459	$499
Work in process	-	188
Finished goods	3,410	2,055
Total	$3,869	$2,742

5. Prepaid expenses and other current assets

Prepaid expenses and other current assets consisted of the following (in thousands):

	June 30,	December 31,
	2021	2020
Prepaid deposits	$2,949	$-
Deferred transaction costs	2,875	-
Short-term contract assets	2,034	-
Prepaid subscriptions	314	594
Other	223	306
Total	$8,395	$900

6. Property and Equipment, Net

Property and equipment, net consisted of the following (in thousands):

	June 30,	December 31,
	2021	2020
Computers and telecom equipment	$217	$217
Lab equipment	494	487
Software	59	59
Furniture and fixtures	37	37
Leasehold improvements	553	95
Leased equipment	19,821	10,948
	21,181	11,843
Less: Accumulated depreciation and amortization	(3,629)	(2,527)
	$17,552	$9,316

Depreciation and amortization expense related to property and equipment was $0.6 million and $0.3 million for the three months ended June 30, 2021 and 2020, and $1.1 million and $0.4 million for the six months ended June 30, 2021, and 2020, respectively.

Leased equipment and the related accumulated depreciation were as follows:

	June 30,	December 31,
	2021	2020
Leased equipment	$19,821	$10,948
Accumulated depreciation	(2,724)	(1,649)
Leased equipment, net	$17,097	$9,299

Depreciation related to leased units was $0.6 million and $0.3 million during the three months ended June 30, 2021 and 2020, respectively. Depreciation expense related to leased units was $1.0 million and $0.4 million during the six months ended June 30, 2021 and 2020, respectively. Depreciable lives are generally 7 years, consistent with our planned and historical usage of the equipment subject to operating leases.

7. Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities consisted of the following (in thousands):

	June 30,	December 31,
	2021	2020
Accrued employee compensation and benefits expense	$1,846	$2,345
Accrued professional services and consulting	2,597	1,327
Accrued interest	347	-
Other	703	55
	$5,493	$3,727

8. Long-term Debt

The components of the Company’s long-term debt consisted of the following (in thousands):

	June 30,	December 31,
	2021	2020
Term loans payable	$10,000	$10,000
Revolving line of credit outstanding	5,422	3,550
Convertible note	32,802	3,000
Less: Unamortized discount	(70)	(118)
	48,154	16,432
Less: Current portion of long-term debt	29,606	-
Long-term debt, net of discount	$18,548	$16,432

Term Loan Agreements

Silicon Valley Bank (“SVB”) Term Loan

On July 5, 2017, the Company entered into a $5.0 million Loan and Security Agreement with Silicon Valley Bank (“2017 SVB Term Loan”), which provided the Company with a first term loan advance of $4.0 million which was drawn down on July 5, 2017 (“Term Loan A Advance”) and a second term loan advance of $1.0 million that was available to be drawn down until May 31, 2018 (“Term Loan B Advance”; collectively, “Term Loan Advances”). The agreement also provided the Company with a revolving line of credit of up to $1.0 million. Interest payments were due monthly and commenced upon receipt of principal. Principal was payable in 36 monthly payments and commenced on June 1, 2018. The 2017 SVB Term Loan accrued interest at an annual rate calculated as the Wall Street Journal Prime Rate plus 1.25%.

On February 12, 2019, the Company amended the 2017 SVB Term Loan to change the interest rate to the greater of the (A) Wall Street Journal Prime Rate or (B) 5.25%. Additionally, the maturity date was extended to August 2022. Upon closing, the Company issued warrants to purchase 75,000 shares of common stock to SVB with an exercise price of $0.09 per share (see Note 10).

As of December 31, 2019, the Company was not in compliance with certain reporting related covenants within the SVB Loan and Security Agreement. As a result, SVB had the right to call for prepayment of the debt and it was therefore considered current as of December 31, 2019.

In March 2020, the Company entered into a Loan Modification Agreement with SVB (“2020 SVB Term Loan”), which provided a $5.0 million term loan and a revolving line of credit of up to $7.0 million. The Company repaid the outstanding balance owed on the 2017 SVB Term Loan of $3.1 million of principal and accrued interest with the proceeds from the 2020 SVB Term Loan. Additionally, upon closing, the Company issued warrants to purchase 740,991 shares of common stock to SVB with an exercise price of $0.15 per share with a fair value of less than $0.1 million on the date of issuance. The Company also paid debt issuance costs of less than $0.1 million and owed an end-of-term charge of $0.1 million to SVB. The debt issuance costs were recorded as debt discount and were being amortized to interest expense, using the effective interest method, over the term of the loan. The 2020 SVB Term Loan interest was payable monthly and the principal was payable in 36 monthly payments commencing on April 1, 2021. The 2020 SVB Term Loan accrued interest at an annual rate calculated as the greater of (A) Wall Street Journal Prime Rate plus 0.50% or (B) 5.0%. In December 2020, the Company repaid the outstanding balance on the 2020 SVB Term loan of $8.0 million.

JPMorgan Chase Bank, N.A.(“JPM”) Credit Agreement

In December 2020, the Company entered into a $10.0 million credit agreement with JPMorgan Chase Bank, N.A. (“JPM Credit Agreement”) with a maturity date of December 3, 2024 and a revolving line of credit of up to $10.0 million with a maturity date of December 3, 2022. The Company repaid the outstanding balance on the 2020 SVB Term Loan Advance, including the $5.0 million in principal and $3.0 million outstanding on the revolving line of credit. Upon repayment of the outstanding amounts, the Company recorded a loss on extinguishment of debt of less than $0.1 million, which was included in interest expense in the December 31, 2020 consolidated statements of operations and comprehensive loss.

Principal and interest on the JPM Credit Agreement is payable monthly commencing on July 1, 2022. The JPM Credit Agreement accrues interest at an annual rate calculated as the greater of (A) the Wall Street Journal Prime Rate plus 2.25% or (B) 5.5%. The revolving line of credit accrues interest at an annual rate calculated as the greater of (A) the Wall Street Journal Prime Rate plus 1.25% or (B) 4.5%. Upon closing, the Company issued warrants to purchase 1,000,000 shares of common stock to the lender with an exercise price of $0.16 per share with a fair value of $0.1 million on the date of issuance. The Company incurred debt issuance costs of $0.1 million equal to the fair value of the warrants in connection with the JPM Credit Agreement. These costs were recorded as debt discount and are amortized to interest expense, using the effective interest method, over the term of the loan.

As of June 30, 2021, the unamortized debt discount was less than $0.1 million. As of June 30, 2021, the accrued interest on the JPM Credit Agreement was less than $0.2 million, which is included in accrued expenses and other current liabilities in the consolidated balance sheet. Interest expense totaled $0.2 million for the three months ended June 30, 2021, which includes the amortization of the debt discount which totaled less than $0.1 million. Interest expense totaled $0.3 million for the six months ended June 30, 2021, which includes the amortization of the debt discount which totaled less than $0.1 million. The interest rate in effect as of June 30, 2021 was 5.5% and 4.5% for the JPM Credit Agreement and revolving line of credit, respectively. As of June 30, 2021, the Company has drawn down $5.4 million on the revolving line of credit.

The Company’s obligations under the JPM Credit Agreement were secured by a first-priority security interest in all of its assets, including intellectual property.

As of June 30, 2021, future principal payments on long-term debt are as follows (in thousands):

Year Ending December 31,
2021 (remaining six months)	$29,606
2022	7,421
2023	7,197
2024	4,000
$48,224

Convertible Note

In September 2020, the Company entered into a Convertible Note Purchase Agreement (the “2020 Convertible Notes”) with an investor for gross proceeds of $2.0 million with a stated interest rate of 6.0% per annum. An additional $2.0 million in gross proceeds were made available in December 2020 upon achievement of the integration milestone, whereby the Company successfully created software utilizing the investor’s application programming interface. The 2020 Convertible Notes provided a conversion option whereby upon the closing of a Qualified Financing event, in which the aggregate gross proceeds of the issuance of preferred stock totaled at least $10.0 million, the notes would automatically convert into shares of the same class and series of capital stock of the Company issued to other investors in the financing at a conversion price equal to 80% of the price per share paid by the other investors. The conversion option met the definition of an embedded derivative and was required to be bifurcated and accounted for separately from the notes. The proceeds from the 2020 Convertible Notes were allocated between the derivative liability, with a fair value at issuance of $1.0 million, and the notes, with an initial carrying value of $3.0 million, and included in long-term liabilities on the Company’s consolidated balance sheet. The difference between the initial carrying value of the notes and the stated value of the notes represented a discount that was accreted to interest expense over the term of the Convertible Notes using the effective interest method. As of June 30, 2021, the accrued interest on the 2020 Convertible Notes was less than $0.1 million, which is included in accrued expenses and other current liabilities in the consolidated balance sheet. Interest expense totaled $0.1 million and $0.3 million for the three and six months ended June 30, 2021, respectively.

Between January 21, 2021 and February 4, 2021, the Company entered into a Convertible Note Purchase Agreement (the “2021 Convertible Notes”) with various investors for gross proceeds of $30.0 million with a stated interest rate of 8.0% per annum. The 2021 Convertible Notes provided a conversion option whereby upon the closing of a Qualified Financing event, in which the aggregate gross proceeds totaled at least $100.0 million, the notes would automatically convert into shares of the same class and series of capital stock of the Company issued to other investors in the financing at a conversion price equal to 80% of the price per share paid by the other investors. The conversion option met the definition of an embedded derivative and was required to be bifurcated and accounted for separately from the notes. The proceeds from the 2021 Convertible Notes were allocated between the derivative liability, with a fair value at issuance of $7.0 million, and the notes, with an initial carrying value of $23.0 million, and included in long-term liabilities on the Company’s consolidated balance sheet. The difference between the initial carrying value of the notes and the stated value of the notes represented a discount that was accreted to interest expense over the term of the Convertible Notes using the effective interest method. This derivative liability had a fair value of $9.2 million at June 30, 2021.

On June 21, 2021, the Company modified the 2021 Convertible Notes to grant the holders an additional 1,000,000 shares of NHIC common stock as further consideration upon the automatic conversion of the notes upon closing of the Business Combination. This modification of the notes resulted in an extinguishment and the Company recognized a loss on extinguishment of the 2021 Convertible Notes of $11.8 million. The $26.7 million carrying value of the notes at June 21, 2021 was derecognized and replacement notes with an initial carrying value of $29.6 million were recorded. Interest expense for the difference of the fair value of the notes and the face value of $30 million was recorded for less than $0.1 million as of June 30, 2021.

Additionally, in the extinguishment accounting, a derivative liability of $19.2 million was recognized, which represents the value of the 1,000,000 NHIC shares as well as a bifurcated embedded derivative for the conversion option. The mark to market change to June 30, 2021 resulted in an additional loss of less than $0.1 million. Interest expense totaled $2.8 million and $4.7 million for the three and six months ended June 30, 2021, respectively.

9. Convertible Preferred Stock

The Company has issued Series A convertible preferred stock (“Series A Preferred Stock”), Series A-1 convertible preferred stock (“Series A-1 Preferred Stock”), Series B convertible preferred stock (“Series B Preferred Stock”), and Series B-1 convertible preferred stock (“Series B-1 Preferred Stock”), collectively referred to as the “Preferred Stock”.

In February and March 2020, the Company issued and sold an additional 8,486,175 shares of Series B-1 Preferred Stock at a price of $0.3653 per share for aggregate proceeds of $3.1 million, excluding issuance costs of $0.1 million. As of each balance sheet date, the Preferred Stock consisted of the following (in thousands, except share amounts):

	June 30, 2021 and December 31, 2020
	Preferred Stock Authorized	Preferred Stock Issued and Outstanding	Carrying Value	Liquidation Preference	Common Stock Issuable Upon Conversion
Series A-1 Preferred Stock	67,156,152	64,469,906	$18,394	$18,000	64,469,906
Series A Preferred Stock	9,233,677	9,233,677	11,321	11,819	18,481,789
Series B-1 Preferred Stock	90,328,396	90,328,396	31,953	32,997	90,328,396
Series B Preferred Stock	40,671,814	40,671,814	14,209	14,284	40,671,814
	207,390,039	204,703,793	$75,877	$77,100	213,951,905

The holders of the Preferred Stock have the following rights and preferences:

Voting Rights

The holders of the Preferred Stock are entitled to vote, together with the holders of common stock voting as a single class, on all matters submitted to the stockholders for a vote. Each holder of Preferred Stock is entitled to the number of votes equal to the number of shares of common stock into which each share of Preferred Stock is convertible as of the record date for determining stockholders entitled to vote on such matters.

Conversion

Each share of Series A-1 Preferred, Series B Preferred, and Series B-1 Preferred is convertible into one share of common stock at the option of the stockholder at any time after issuance. As a result of the Series A-1 Preferred Stock being issued at a lower price per share than the Series A Preferred Stock, the Series A Preferred Stock is convertible into 2.0016 shares of common stock at the option of the stockholder.

The terms of the Preferred Stock also provide for further adjustment to the conversion price in the event of a future issuance of shares by the Company that would dilute the ownership of the Preferred Stockholders. There is no impact of this beneficial conversion feature reflected in the consolidated financial statements as of June 30, 2021 and December 31, 2020 as the conversion price of the Preferred Stock exceeded the fair value of the common stock on the original issuance dates of the Preferred Stock.

Conversion of the Preferred Stock is at the option of the holder but is mandatory at the earlier of the closing of a sale of shares of the Company’s common stock to the public with gross proceeds of at least $50 million and listed on an exchange, or an agreement by each of the holders of at least a majority by the holders of the outstanding shares of Preferred Stock to convert their shares.

Dividends

The Company shall not declare, pay or set aside any dividends on shares of any class or series of capital stock unless dividends are declared, paid or set aside on all classes and series of capital stock of the Company then outstanding. For any dividend to common stockholders, holders of Preferred Stock will receive an amount equal to the dividend based on the number of shares that would be outstanding if all then outstanding shares of Preferred Stock had converted into common stock.

Liquidation Preference

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company or upon the occurrence of a Liquidation Event, as defined in the Restated Certificate of Incorporation, the holders of shares of Series B-1 Preferred Stock then outstanding will be entitled to be paid out of the assets of the Company available for distribution to its stockholders, before any payment is made to the holders of Series B Preferred Stock, Series A-1 Preferred Stock, Series A Preferred Stock or Common Stock, an amount per share equal to the greater of (i) the Series B-1 Original Issue Price of $0.3653, plus any dividends declared but unpaid thereon, or (ii) the amount per share that would have been payable had all then outstanding shares of Series B-1 Preferred Stock been converted into Common Stock immediately prior to such liquidation, dissolution, winding up or Liquidation Event. After the holders of Series B-1 Preferred Stock have received the foregoing amount, the holders of Series B Preferred Stock are entitled to receive in preference to remaining stockholders, to the extent available, an amount per share equal to the greater of (i) the Series B original issue price of $0.3512 per share plus any dividends declared but unpaid thereon or (ii) such amount as would have been payable had all then outstanding shares of Series B Preferred Stock been converted into common stock prior to such event. After the holders of Series B Preferred Stock have received the foregoing amount, the holders of Series A-1 Preferred Stock are entitled to receive in preference to other stockholders, to the extent available, an amount per share equal to the greater of (i) the Series A-1 original issue price of $0.2792 per share plus any dividends declared but unpaid thereon or (ii) such amount as would have been payable had all then outstanding shares of Series A-1 Preferred Stock been converted into common stock prior to such event. After the holders of Series A-1 Preferred Stock have received the foregoing amount, the holders of Series A Preferred Stock are entitled to receive in preference to remaining stockholders, to the extent available, an amount per share equal to the greater of (i) the Series A original issue price of $1.28 per share plus any dividends declared but unpaid thereon or (ii) such amount as would have been payable had all then outstanding shares of Series A Preferred Stock been converted into common stock prior to such event.

If upon such liquidation, dissolution, winding up or Liquidation Event, the assets of the Company available for distribution to its stockholders are insufficient to pay the holders of shares of Series B-1 Preferred Stock the full amount to which they are entitled, the holders of Series B-1 Preferred Stock will share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable to them had they been paid in full. After payments have been made in full to the holders of Series A-1 and Series A Preferred, then to the extent available, holders of common stock will receive the remaining amounts available for distribution ratably in proportion to the number of common shares held by them.

Redemption

The Preferred Stock is not redeemable at the option of the holder other than pursuant to the terms and conditions of a separate contractual agreement between the Company and a certain holder of Preferred Stock that allows the redemption at fair value of all then outstanding shares of the holder’s Preferred Stock upon certain contingent events within the Company’s control. However, upon certain change in control events that are outside of the Company’s control, including liquidation, sale or transfer of control of the Company, holders of the Preferred Stock may cause redemption of the Preferred Stock, with such redemption in an amount equal to the liquidation preference. The Company classifies its Preferred Stock outside of stockholders’ deficit as certain change in control events are outside the Company’s control. As there is no certain redemption date and the redemption feature could only be triggered in the event of a liquidation, sale, or transfer of control of the Company or similar event, the Company has concluded that it is not probable that the Preferred Stock will become redeemable and as such does not accrete the Preferred Stock to its redemption value.

10. Warrants

In February 2019, in connection with the 2019 Term Loan Advance, the Company issued a warrant to SVB for the purchase of 75,000 shares of common stock at an exercise price of $0.09 per share (the “2019 SVB Common Stock Warrant”). The 2019 SVB Common Stock Warrant was immediately exercisable and expires in February 2029. The warrant was classified as an equity instrument and recorded at its fair value of less than $0.1 million on the date of issuance through additional paid-in-capital.

In March 2020, in connection with the 2020 Term Loan Advance, the Company issued a warrant to SVB for the purchase of 740,991 shares of common stock at an exercise price of $0.15 per share (the “2020 SVB Common Stock Warrant”). The 2020 SVB Common Stock Warrant was immediately exercisable and expires in March 2030. The warrant was classified as an equity instrument and recorded at its fair value of less than $0.1 million on the date of issuance through additional paid-in-capital.

In December 2020, in connection with the JPM Term Loan, the Company issued a warrant to JPM for the purchase of 1,000,000 shares of common stock at an exercise price of $0.16 per share (the “2020 JPM Common Stock Warrant”). The 2020 JPM Common Stock Warrant was immediately exercisable and expires in December 2030. The warrant was classified as an equity instrument and recorded at its fair value of $0.1 million on the date of issuance through additional paid-in-capital.

As of June 30, 2021 and December 31, 2020, warrants to purchase the following classes of Preferred Stock and Common Stock outstanding consisted of the following in the table below.

Preferred stock warrants outstanding

June 30, 2021 and December 31, 2020
Issuance Date	Contractual Term (in years)	Underlying Equity Instrument	Balance Sheet Classification	Shares Issuable Upon Exercise of Warrant	Weighted Average Exercise Price
March 17, 2014	10	Common stock	Liability	250,000	$0.09
September 28, 2016	10	Preferred Stock	Temporary Equity	2,686,246	$0.001
July 5, 2017	10	Common stock	Equity	375,000	$0.09
February 12, 2019	10	Common stock	Equity	75,000	$0.09
March 30, 2020	10	Common stock	Equity	740,991	$0.15
December 3, 2020	10	Common stock	Equity	1,000,000	$0.16
				5,127,237

As a result of changes in the fair value of these warrants, the Company recorded other expense of $0.2 million and $0 for the three months ended June 30, 2021 and 2020, and $0.9 million and $0 for the six months ended June 30, 2021, and 2020, respectively.

11. Common Stock

As of June 30, 2021 and December 31, 2020, the Company’s amended certificate of incorporation authorized the issuance of 325,991,899 and 305,491,899 shares of $0.001 par value common stock, respectively.

Each share of common stock entitles the holder to one vote on all matters submitted to a vote of the Company’s stockholders. Common stockholders are entitled to receive dividends, as may be declared by the board of directors, subject to the preferential dividend rights of Preferred Stock. As of June 30, 2021 and December 31, 2020, no cash dividends had been declared or paid.

As of June 30, 2021 and December 31, 2020, the Company had reserved 289,195,124 and 271,350,898 shares, respectively, of common stock for the conversion of the outstanding Preferred Stock, exercise of outstanding stock options, the number of shares remaining available for grant under the Company’s 2013 Equity Incentive Plan (see Note 12) and the exercise of outstanding warrants (including warrants to purchase Preferred Stock as if converted to common stock) (see Note 10).

12. Stock-Based Compensation

2013 Equity Incentive Plan

The Company’s 2013 Equity Incentive Plan (the “Plan”) provides for the Company to grant incentive stock options or nonqualified stock options, restricted stock awards and other stock-based awards to employees, officers, directors and non-employees of the Company. Per the initial terms of the Plan, up to 2,852,300 shares of common stock may be issued.

At June 30, 2021 and December 31, 2020, shares of common stock that may be issued under the 2013 Plan were 325,991,899 and 305,491,899, respectively. As of June 30, 2021 and December 31, 2020, 5,420,954 shares and 2,592,202 shares, respectively, remained available for future grant under the 2013 Plan. Shares that are expired, forfeited, canceled or otherwise terminated without having been fully exercised will be available for future grant under the 2013 Plan. In addition, shares of common stock that are tendered to the Company by a participant to exercise an award are added to the number of shares of common stock available for future grants.

The 2013 Plan is administered by the Board of Directors or, at the discretion of the Board of Directors, by a committee of the Board of Directors. The exercise prices, vesting and other restrictions are determined at the discretion of the Board of Directors, or its committee if so delegated, except that the exercise price per share of stock options may not be less than 100% of the fair market value of a share of common stock on the date of grant and the term of the stock option may not be greater than ten years. Stock options granted to employees, officers, members of the Board of Directors and non-employees typically vest over a four-year period. The Company’s Board of Directors values the Company’s common stock, taking into consideration its most recently available valuation of common stock performed by third parties as well as additional factors which may have changed since the date of the most recent contemporaneous valuation through the date of grant.

During the three months ended June 30, 2021, there were no options granted by the Company. During the six months ended June 30, 2021, the Company granted 17,130,123 options.

The following table presents, on a weighted average basis, the assumptions used in the Black-Scholes option-pricing model to determine the grant-date fair value of stock options granted:

	Six Months Ended June 30,
	2021	2020
Risk-free interest rate	0.7%	N/A
Expected term (in years)	6.0	N/A
Expected volatility	31.4%	N/A
Expected dividend yield	0.0%	N/A

The following tables summarize the Company’s stock option activity since December 31, 2020 (in thousands, except for share and per share data):

	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding as of December 31, 2020	49,679,554	$0.14	8.24	$1,073
Granted	17,130,123	0.16	9.53	49,335
Exercised	(5,523,538)	0.12	5.43	16,132
Exercised upon settlement of related party note	(3,888,889)	0.09	7.21	272
Forfeited	(223,875)	0.15	-	646
Outstanding as of June 30, 2021	57,173,375	0.15	8.46	$165,295

Vested and expected to vest as of June 30, 2021	57,173,375	$0.15	8.46	$165,295
Options exercisable as of June 30, 2021	23,914,233	$0.14	7.45	$69,461

The aggregate intrinsic value of options is calculated as the difference between the exercise price of the stock options and the fair value of the Company’s common stock for those options that had exercise prices lower than the fair value of the Company’s common stock.

The intrinsic value of stock options exercised during the three months ended June 30, 2021 and 2020 was $4.0 million and less than $0.1 million, respectively, and $16.1 million and less than $0.1 million for the six months ended June 30, 2021 and 2020, respectively.

The weighted average grant-date fair value per share of stock options granted during the three months ended June 30, 2020 was $0. The weighted average grant-date fair value per share of stock options granted during the six months ended June 30, 2021 and 2020 was $0.05 and $0, respectively.

Restricted Stock Units

The following table summarize the Company's restricted stock units activity since December 31, 2020 (in thousands, except for share and per share data):

	Number of Shares	Grant Date Fair Value
Outstanding as of December 31, 2020	-	-
Granted	765,000	$3.04
Vested	-	-
Cancelled	-	-
Outstanding as of June 30, 2021	765,000	$3.04

Warrants to Non-Employee Service Provider

In January 2021, in connection with a Business Development Agreement entered into with Finback Evolv II, LLC (“Finback BDA ”) , the Company issued a warrant to Finback for the purchase of 6,756,653 shares of common stock at an exercise price of $0.16 per share (the “2021 Finback Common Stock Warrants”). The 2021 Finback Common Stock Warrants vest upon meeting certain sales criteria as defined in the agreement and expires in January 2030. The warrants will be accounted for under ASC 718 as the warrants will vest upon certain performance conditions being met.

The Company utilized a Black-Scholes pricing model to determine the grant-date fair value of the 2021 Finback Common Stock Warrants granted. The assumptions used are presented in the following table:

Risk-free interest rate	0.4%
Expected term (in years)	3.0
Expected volatility	23.9%
Expected dividend yield	0.0%

On the date of issuance, the total value of the 2021 Finback Common Stock Warrants were valued as $19.6 million.

As of June 30, 2021, 348,598 shares of the 2021 Finback Common Stock Warrants were exercisable at a total aggregate intrinsic value of $1 million. The remaining 6,408,055 shares of the 2021 Finback Common Stock Warrants are unvested and have a total aggregate intrinsic value of $18.5 million. As of June 30, 2021, none of the 2021 Finback Common Stock Warrants were exercised. The Company will recognize compensation expense for the 2021 Finback Common Stock warrants when the warrants become vested based on meeting the certain sales criteria. During the three and six months ended June 30, 2021, the Company recorded $0.2 million and $1.0 million, respectively, of stock-based compensation expense within sales and marketing expense for the 2021 Finback Common Stock warrants.

Stock-Based Compensation

Stock-based compensation expense was classified in the consolidated statements of operations and comprehensive loss as follows (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Cost of revenue	$5	$2	$10	$4
Sales and marketing	375	19	1,308	40
General and administrative	102	19	196	38
Research and development	53	20	103	40
Total stock-based compensation expense	$535	$60	$1,617	$122

Stock-based compensation expense was classified by award type in the consolidated statements of operations and comprehensive loss as follows (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Stock options	$264	$60	$467	$122
Warrants	197	-	1,004	-
RSU's	74	-	146	-
Total stock-based compensation expense	$535	$60	$1,617	$122

Total unrecognized compensation expense related to unvested stock options and unvested restricted stock units as of June 30, 2021, was $3.6 million, which is expected to be recognized over weighted average period of 1.5 years.

13. Income Taxes

During the three and six months ended June 30, 2020 and 2021, the Company did not record income tax benefits for the net operating losses incurred or for the research and development tax credits generated in each period, due to its uncertainty of realizing a benefit from those items.

The Company’s tax provision and the resulting effective tax rate for interim periods is determined based upon its estimated annual effective tax rate (“AETR”), adjusted for the effect of discrete items arising in that quarter. The impact of such inclusions could result in a higher or lower effective tax rate during a particular quarter, based upon the mix and timing of actual earnings or losses versus annual projections. In each quarter, the Company updates its estimate of the annual effective tax rate, and if the estimated annual tax rate changes, a cumulative adjustment is made in that quarter.

The Company has evaluated the positive and negative evidence bearing upon its ability to realize its deferred tax assets, which primarily consist of net operating loss carryforwards. The Company has considered its history of cumulative net losses, estimated future taxable income and prudent and feasible tax planning strategies and has concluded that it is more likely than not that the Company will not realize the benefits of its deferred tax assets. As a result, as of June 30, 2021 and December 31, 2020 the Company has recorded a full valuation allowance against its net deferred tax assets.

The Company files U.S. income tax returns as prescribed by the tax laws of the jurisdictions in which it operates. In the normal course of business, the Company is subject to examination by federal and state jurisdictions, where applicable. There are currently no pending tax examinations in the U.S. The Company has not received notice of examination by any jurisdictions in the U.S.

14. Net Loss per Share

Basic and diluted net loss per share attributable to common stockholders was calculated as follows (in thousands, except share and per share amounts):

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Numerator:
Net loss attributable to common stockholders – basic and diluted	$(22,371)	$(5,104)	$(36,126)	$(11,534)

Denominator:
Weighted average common shares outstanding—basic and diluted	31,540,397	23,568,291	29,593,131	23,491,518
Net loss per share attributable common stockholders—basic and diluted	$(0.71)	$(0.22)	$(1.22)	$(0.49)

The Company’s potentially dilutive securities, which include stock options, convertible preferred stock, preferred and common stock warrants and convertible notes have been excluded from the computation of diluted net loss per share as the effect would be to reduce the net loss per share. Therefore, the weighted average number of common shares outstanding used to calculate both basic and diluted net loss per share attributable to common stockholders is the same. The Company excluded the following potential common shares, presented based on amounts outstanding at each period end, from the computation of diluted net loss per share attributable to common stockholders for the periods indicated because including them would have had an anti-dilutive effect:

	Six Months Ended June 30,
	2021		2020
Options to purchase common stock	57,173,375		28,348,557
Warrants to purchase common stock	2,789,589		1,440,991
Convertible preferred stock (as converted to common stock)	213,951,905		213,951,905
Warrants to purchase preferred stock (as converted to warrants to purchase common stock)	2,686,246		2,686,246
Unvested restricted stock units	765,000		-
Convertible notes (as converted to common stock)	10,028,000	*	-
	287,394,115		246,427,699

*Conversion feature is only triggered upon the closing of a Qualified Financing Event

15. Related Party Transactions

Nonrecourse Promissory Note with Officer

In August 2020, the Company entered into a $0.4 million promissory note with an officer with the proceeds being used to exercise options for 3,888,889 shares of common stock at a price of $0.09 per share. The promissory note bore interest at the Wall Street Journal Prime Rate and was secured by the underlying shares of common stock that were issued upon the exercise of the stock options. The promissory note was treated as nonrecourse as the loan was only secured by the common stock issued from the exercise of the stock options. As such, (i) the underlying stock option grant was still considered to be outstanding and the shares of common stock were not considered issued and outstanding for accounting purposes until the loan was repaid in full or otherwise forgiven and (ii) no receivable was recorded for the promissory note on the Company’s consolidated balance sheets. As such, the promissory note effectively extended the maturity date of the option grant for the life of the loan, this change is treated as a stock option modification. The incremental fair value from the stock option modification was deemed immaterial. The interest on this nonrecourse loan is also considered nonrecourse. As the Company has no intent to collect interest, no accrued interest was recorded.

In June 2021, the Company agreed to repurchase 115,565 shares of common stock valued at $3.04 per share of common stock held by the officer of the Company. In exchange for the repurchase of the common stock by the Company, the $0.4 million promissory note held by the officer was considered repaid in full.

16. Commitments and Contingencies

Operating Leases

The Company entered into a new lease agreement for additional office space starting May 1, 2021 through October 31, 2024, with the option to extend through October 31, 2027 with written notice. In May 2021, the Company leased the space. The Company is required to maintain a minimum cash balance of $0.7 million as a security deposit on the space which is classified as restricted cash and restricted cash, noncurrent on the consolidated balance sheet as of June 30, 2021. The Company is generally obligated for the cost of property taxes, insurance, and maintenance relating to this lease.

Total future minimum lease payments under this noncancelable operating lease amount to $3.4 million. Rent expense for the three months ended June 30, 2021 and 2020 was approximately $0.3 million and $0.1 million, respectively. Rent expense for the six months ended June 30, 2021 and 2020 was approximately $0.4 million and $0.2 million, respectively.

Future minimum rental commitments to be paid by the Company at June 30, 2021 for this lease is as follows (in thousands):

Year Ending December 31:
2021 (remaining six months)	$185
2022	1,116
2023	1,150
2024	981
$3,432

Indemnification Agreements

In the ordinary course of business, the Company may provide indemnification of varying scope and terms to vendors, lessors, business partners and other parties with respect to certain matters including, but not limited to, losses arising out of breach of such agreements or from intellectual property infringement claims made by third parties. In addition, the Company has entered into indemnification agreements with members of its Board of Directors and certain of its executive officers and employees that will require the Company, among other things, to indemnify them against certain liabilities that may arise by reason of their role, status or service as directors or officers. The maximum potential amount of future payments the Company could be required to make under these indemnification agreements is, in many cases, unlimited. To date, the Company has not incurred any material costs as a result of such indemnifications. The Company is not currently aware of any indemnification claims and has not accrued any liabilities related to such obligations in its consolidated financial statements as of June 30, 2021 or December 31, 2020.

Legal Proceedings

The Company is not a party to any litigation and does not have contingency reserves established for any litigation liabilities. At each reporting date, the Company evaluates whether or not a potential loss amount or a potential range of loss is probable and reasonably estimable under the provisions of the authoritative guidance that addresses accounting for contingencies. The Company expenses as incurred the costs related to such legal proceedings.

17. Benefit Plans

The Company established a defined contribution savings plan under Section 401(k) of the Code. This plan covers all employees who meet minimum age and service requirements and allows participants to defer a portion of their annual compensation on a pre-tax basis. Matching contributions to the plan may be made at the discretion of the Company’s board of directors. The Company did not make contributions to the plan during the three months and six months ended June 30, 2021 or 2020.

18. Subsequent Events

The Company evaluated subsequent events through August 16, 2021, the date on which these consolidated financial statements were issued.

Close of Merger Agreement

On July 15, 2021, NHIC held a special meeting of stockholders (the “Special Meeting”), at which the NHIC stockholders considered and adopted, among other matters, a proposal to approve the Business Combination, including (a) adopting the Amended Merger Agreement and (b) approving the other transactions and matters contemplated by the Merger Agreement and related agreements as described in the Proxy Statement/Prospectus.

Pursuant to the terms and subject to the conditions set forth in the Amended Merger Agreement, following the Special Meeting, on July 16, 2021 (the “Closing Date”), the Transactions were consummated (the “Closing”).

In connection with the Closing, NHIC changed its name from NewHold Investment Corp. to Evolv Technologies Holdings, Inc.

Holders of 8,755,987 shares of NHIC’s Class A common stock sold in its initial public offering (the “public shares”) properly exercised their right to have such shares redeemed for a full pro rata portion of the trust account holding the proceeds from NHIC’s initial public offering, calculated as of two business days prior to the consummation of the Business Combination, which was approximately $10.00 per share, or $87.6 million in the aggregate.

As a result of the Business Combination, each share of Legacy Evolv preferred stock and common stock was converted into the right to receive approximately 0.378 shares of the NHIC’s Class A common stock. Additionally, the 4,312,500 shares of NHIC Class B common stock held by NewHold Industrial Technology Holdings LLC (the “Sponsor”), automatically converted to 4,312,500 shares of the NHIC’s Class A common stock.

 Pursuant to subscription agreements entered into in connection with the Merger Agreement (collectively, the “Subscription Agreements”), certain investors agreed to subscribe for an aggregate of 30,000,000 newly-issued shares of Class A common stock at a purchase price of $10.00 per share for an aggregate purchase price of $300 million (the “PIPE Investment”). At the Closing, Evolv consummated the PIPE Investment.

After giving effect to the Business Combination, the redemption of public shares as described above, and the consummation of the PIPE Investment, at the closing there were 142,260,102 shares of the NHIC’s Class A common stock issued and outstanding.

As noted above, an aggregate of $87.6 million was paid from NHIC’s trust account to holders that properly exercised their right to have public shares redeemed, and the remaining balance immediately prior to the Closing of approximately $85.0 million remained in the trust account. The remaining amount in the trust account was used to fund the “Business Combination”.